Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VR Holdings, Inc.

(A Development Stage Company)

Chester, Maryland

We hereby consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated April 28, 2010 relating to the financial statements as of September 30, 2009 and 2008 and for the years then ended and the period from July 25, 2006 (date of re-entrance into development stage) to September 30, 2009.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

September 22, 2010